Exhibit 99.1

11755 Wilshire Blvd., 20th Floor

Los Angeles, CA 90025

News Release

ABRAXIS BIOSCIENCE REPORTS AN INCREASE IN THIRD

QUARTER REVENUE OF 19 PERCENT TO $241 MILLION VERSUS

$203 MILLION IN PRIOR YEAR PERIOD

ABRAXANE Revenue Increased 65 Percent to 86.4 million and Remains the Fastest

Growing Taxane in the Market

LOS ANGELES, Calif. (November 8, 2007) – Abraxis BioScience, Inc. (NASDAQ:ABBI) today reported unaudited financial results for the third quarter ended September 30, 2007. Third quarter 2007 revenue increased 18.6 percent to $241.0 million, versus $203.1 million in the third quarter of 2006. Revenue for company-wide, hospital-based products in the third quarter of 2007 was $153.6 million, versus $150.1 million for the prior year quarter. For the third quarter of 2007, ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) revenue increased 65.1 percent to $86.4 million versus $52.3 million in the prior year period. Company-wide gross profit for the third quarter of 2007 increased 22.6 percent to $144.4 million, or 59.9 percent of total revenue, as compared to $117.7 million, or 58.0 percent of total revenue, in the same quarter of 2006.

The company posted adjusted net income and adjusted net income per diluted share, which both exclude merger-related items, non-cash stock compensation expense, non-recurring and other items, as follows:

	Q3 2007	Q3 2006
Adjusted net income (millions)	$23.1	$16.7
Adjusted net income per diluted share	$0.15	$0.10

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the company reported a net loss of $8.4 million in the third quarter of 2007, or a loss of $0.05 per diluted share, versus net income of $13.6 million in the third quarter of 2006, or $0.08 per diluted share.

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The attached table provides additional information regarding the basis for the adjusted net income per diluted share calculation, and the rationale for providing such information is included at the end of this release.

Segment Reporting

On July 2, 2007, the company announced that its board of directors had approved a plan to separate its proprietary business – Abraxis Oncology and Abraxis Research (the new Abraxis BioScience or “ABI”) — from its hospital-based business — Abraxis Pharmaceutical Products (APP). The ABI segment focuses primarily on the company’s internally developed proprietary product, ABRAXANE, and its proprietary pipeline. The APP segment, which will be known as APP Pharmaceuticals after the separation is complete, manufactures and markets one of the broadest portfolios of injectable drugs, including oncology, critical care and anti-infectives, and markets the company’s anesthetic/analgesic products. The attached tables provide additional detail on the operating performance of the segments.

ABI Segment

ABRAXANE revenue for the third quarter of 2007 increased 65.1 percent to $86.4 million, which included $77.3 million of net sales, versus revenue of $52.3 million, which included $43.2 million in net sales, in the same period of 2006.

Based upon September 2007 NDC and IMS data, ABRAXANE is still the fastest growing taxane in the market. According to IMS, ABRAXANE unit demand in the third quarter of 2007 reached its highest unit volume since launch with an increase of 57 percent versus the third quarter of 2006.

ABI segment gross margin for the third quarter of 2007 was 86.9 percent compared to 85.5 percent for the same period in 2006. For the third quarter of 2007, selling and marketing expenses were $35.7 million, or 40.6 percent of revenue, versus $30.0 million, or 56.1 percent of revenue, in the prior year period. Research and development expense totaled $27.1 million in the third quarter of 2007 compared with $12.3 million in the prior year period.

Additional ABI Segment Updates

After the close of the third quarter, Abraxis announced the positive opinion from the European Committee for Human Medicinal Products (CHMP) for the approval of ABRAXANE for the treatment of metastatic breast cancer in Europe. This was based on clinical trial data that demonstrated ABRAXANE had significant superiority in the clinical endpoints of response rate, progression free survival and survival when compared with Taxol® in metastatic breast cancer.

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Abraxis has begun the process of establishing the necessary infrastructure to commercialize ABRAXANE across Europe. The launch of ABRAXANE in Europe will initially focus on the United Kingdom, France, Spain, Italy and Germany. Abraxis will leverage its current commercial organization as well as its medical affairs and regulatory affairs teams and as a result, the estimated range of expenses in 2006 will be approximately $30-40 million.

Abraxis and its commercial partner in India, Biocon Limited, also announced the approval of ABRAXANE in India for the treatment of metastatic breast cancer by the country’s Drug Controller General. Commercial introduction of ABRAXANE in the Indian market is expected in 2008 following the completion of the appropriate importation certifications.

ABRAXANE remains under active review in Australia, Russia, Korea and China by their respective regulatory agencies.

The company continues to move forward with the development of ABRAXANE. As previously announced, Abraxis has reached a definitive agreement with the FDA under the Special Protocol Assessment process on the Phase III trial design of the company’s pivotal study with for the treatment of non-small cell lung cancer in the first-line setting in patients with stage IIIb and IV disease. The primary endpoint of the study is overall response rate, and enrollment will begin in the fourth quarter of 2007. Special Protocol Assessments have also been submitted to the FDA for the worldwide head-to-head Phase III registration trial comparing weekly ABRAXANE to every three week Taxotere® (docetaxel) for the treatment of first-line metastatic breast cancer and the Phase III melanoma trial.

APP Segment

Hospital-based product revenue for the APP segment in the third quarter of 2007 increased 2.3 percent to $153.2 million versus $149.8 million in the same quarter of 2006. The increased revenues in the third quarter of 2007 included sales of $44.2 million from the anesthetic/analgesic products, which are grouped under critical care. APP revenue for 2007 is now expected to be in the lower end of the range of guidance previously provided, which would be an increase of approximately 9 percent over revenues in 2006.

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Gross margin for the third quarter of 2007 was 47.6 percent, excluding amortization associated with the purchase of the anesthetic/analgesic products, compared to 54.7 percent in the same quarter of 2006. The decrease in gross margin was primarily a result of higher costs associated with extended plant maintenance at the Melrose Park facility, product mix and higher distribution-related costs. In the third quarter of 2007, selling and marketing expenses were $4.3 million, or 2.8 percent of revenue, versus $3.5 million, or 2.3 percent of revenue, in the prior year period.

Research and development expense totaled $10.6 million for the third quarter of 2007 compared to $7.9 million in the prior year period. The increase was primarily due to launch expenses associated with the Puerto Rico manufacturing facility. Commercial operations of the Puerto Rico facility in Barceloneta began in the fourth quarter of 2007 with the release of doxycycline subsequent to the positive conclusion of the FDA inspection of the facility. Two additional approvals are anticipated by the end of the year at this facility.

The FDA has concluded its inspection of the Melrose Park facility which resulted in a positive evaluation. The issues previously raised have been addressed to the satisfaction of the FDA, and the facility is now within compliance.

In the third quarter, APP launched Cefotetan Disodium for Injection. Cefotetan, which is the generic equivalent of AstraZeneca’s Cefotetan®, has the longest half-life of any first or second generation cephalosporin and offers surgeons a convenient single-dose option for surgical prophylaxis and secondary infections. APP is the only supplier of this drug in the United States since AstraZeneca discontinued manufacturing.

APP also launched Doxorubicin Hydrochloride Injection, the generic equivalent of Adriamycin®, which is owned by Bedford Laboratories GmbH. Doxorubicin is commonly used in the treatment of a wide range of cancers.

In October 2007, the Company received tentative approval for Irinotecan Hydrochloride Injection and approvals for Epirubicin Hydrochloride Injection (in four dosage forms), liquid and lyophilized Fludarabine Phosphate. The combined branded market sales in 2006 for these drugs are in excess $750 million.

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Irinotecan Hydrochloride Injection is the generic equivalent of Camptosar® Injection manufactured by Pfizer Inc. As one of the only companies to receive a tentative approval, APP is securing contracts and expects to commence marketing of this product upon patent expiry in February 2008.

The lyophilized version of Fludarabine Phosphate is the generic equivalent of Fludara®, which is distributed by Bayer HealthCare Pharmaceuticals Inc., and the liquid version of fludarabine, is the equivalent of Fludarabine Phosphate for Injection, which is marketed by Teva Parenteral Medicines, Inc. APP expects to launch in the fourth quarter of 2007.

Four dosage forms of Epirubicin Hydrochloride Injection were approved by the FDA, two of which are unique codes and not currently available on the market. The remaining two codes are marketed by Pfizer Inc. as Ellence® and one additional company as a generic. Epirubicin belongs to a class of drugs called anthracyclines and is the foundation of many chemotherapy regimens. APP expects to launch in the fourth quarter of 2007.

APP currently has over 60 product candidates in various stages of development, including 29 ANDAs (including tentative approvals) pending with the FDA.

General and Administrative Expenses

Company-wide, general and administrative expenses for the third quarter of 2007, excluding selling and marketing expenses, were $55.7 million, or 23.1 percent of revenue, versus $22.9 million, or 11.3 percent of revenue, for the same period in 2006. The increase was due primarily to non-recurring legal expenses, separation-related costs and the hiring of additional personnel in preparation for the separation.

Conference Call Information

On Thursday, November 8, 2007, the company will host a conference call with interested parties beginning at 8:30 a.m. PST/11:30 a.m. EST to review its results of operations for the third quarter of 2007 and the upcoming separation. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

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Non-GAAP Financial Measures

Adjusted net income per diluted share is a non-GAAP financial measure comprised of reported diluted earnings per share excluding the impact of merger-related non-cash amortization of intangible assets, direct merger and transaction-related costs, non-cash stock compensation expense, minority interests, non-cash amortization of acquired intangible assets, and separation-related costs. The company believes that its presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for the three and nine months ending September 30, 2007 and September 30, 2006 is included with this press release.

About ABRAXANE

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

About Abraxis BioScience, Inc.

Abraxis BioScience, Inc. is an integrated global biopharmaceutical company dedicated to meeting the needs of critically ill patients. The company develops, manufactures and markets one of the broadest portfolios of injectable products and leverages revolutionary technology such as its nab™ platform to discover and deliver breakthrough therapeutics that transform the treatment of cancer and other life-threatening diseases. The first FDA approved product to use this nab platform, ABRAXANE®, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABBI. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the proposed separation of the proprietary product business from the hospital-based business, the clinical development plan, and the timing and scope of clinical studies and trials, for ABRAXANE and the approval and launch of ABRAXANE in Europe. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention; the inability to recognize the benefits of the transactions contemplated by the separation of

Page 7 – Abraxis 2007 Third Quarter Financial Results

the businesses; the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials; delays in commencement and completion of clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the clinical trials; decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates; unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates; the need for additional data or clinical studies for ABRAXANE or product candidates; regulatory developments (domestic or foreign) involving the company’s manufacturing facilities; the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE; research and development associated with the nab technology platform; the impact of pharmaceutical industry regulation; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; the ability to successfully manufacture products in a time-sensitive and cost effective manner; the acceptance and demand of new pharmaceutical products; and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Taxol® is a registered trademark of Bristol Myers-Squibb Company.

Taxotere® is a registered trademark of Sanofi Aventis.

Camptosar® and Ellence are registered trademarks of Pfizer Inc.

Cefotan® is a registered trademark of AstraZeneca, LLC.

Adriamycin® is a registered trademark of Bedford Laboratories GmbH.

Fludara® is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

# # #

CONTACT (Investor and Media Inquiries):

Christine Cassiano

(310) 633-9495

Page 8 – Abraxis 2007 Third Quarter Financial Results

Abraxis BioScience, Inc.

Consolidated Statements of Operation

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Hospital-based products
Critical care	$91,747	$86,374	$266,935	$179,626
Anti-infective	43,032	50,662	133,561	157,290
Oncology	14,073	10,786	39,927	40,932
Contract manufacturing	4,778	2,229	13,716	6,424

Total hospital-based products	153,630	150,051	454,139	384,272
Abraxane revenue	86,368	52,320	235,919	118,763
Research revenue and other	972	773	5,617	5,376

Total revenue	240,970	203,144	695,675	508,411
Cost of sales	96,604	85,413	264,368	211,170

Gross profit	144,366	117,731	431,307	297,241

Percent to total revenue	59.9%	58.0%	62.0%	58.5%
Operating expenses
Research and development	40,119	21,933	97,641	68,499
Selling, general and administrative	95,685	56,332	237,047	130,544
Amortization of merger related intangibles	13,509	13,508	40,527	24,766
Merger-related in-process research and development charge	—	—	—	105,777
Other merger related costs	—	2,108	—	26,375
Separation related costs	2,357	—	7,760	—
Equity (income) in Drug Source Company	(629)	(1,242)	(2,300)	(2,025)

Total operating expenses	151,041	92,639	380,675	353,936

Percent to total revenue	62.7%	45.6%	54.7%	69.6%
Income (loss) from operations	(6,675)	25,092	50,632	(56,695)
Percent to total revenue	-2.8%	12.4%	7.3%	-11.2%
Interest expense	(3,881)	(4,686)	(12,854)	(9,741)
Interest income and other	1,047	1,047	2,373	3,387
Minority interests	—	—	—	(11,383)

Income (loss) before income taxes	(9,509)	21,453	40,151	(74,432)
Income tax expense (benefit)	(1,145)	7,896	14,314	914

Net income (loss)	$(8,364)	$13,557	$25,837	$(75,346)

Net income (loss) per common share:
Basic	$(0.05)	$0.09	$0.16	$(0.47)

Diluted	$(0.05)	$0.08	$0.16	$(0.47)

Weighted - average common shares outstanding:
Basic	159,458	159,002	159,495	158,755

Diluted	159,458	159,968	160,659	158,755

	.

The composition of stock-based compensation included above is as follows:

Cost of sales	$732	$986	$2,268	$2,500
Research and development	2,396	1,736	8,238	3,329
Selling, general and administrative	4,131	4,033	13,824	9,151
Other merger related costs	—	—	—	8,999

Total stock-based compensation	$7,259	$6,755	$24,330	$23,979

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Abraxis BioScience, Inc.

GAAP to Adjusted Net Income Reconciliation

(unaudited, in thousands, except per share amounts)

Adjusted net income and adjusted net income per diluted share are defined as reported net income and reported diluted earnings per share, respectively, in each case excluding the impact of merger-related costs, non-recurring legal costs, separation related costs, non-cash stock compensation expense, minority interests and non-cash amortization of acquired intangible assets. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for each of the three and nine-month periods ended September 30, 2007 and 2006 is below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Reported net income (loss)	$(8,364)	$13,557	$25,837	$(75,346)
Merger related items
In-process research and development charge	—	—	—	105,777
Sale of inventory written up to fair-market value	—	4,680	—	12,480
Intangible amortization	8,342	8,341	25,025	15,293
Other merger related costs	—	1,302	—	16,287
Merger related income tax benefit	—	(17,884)	—	(17,884)

Total merger related costs	8,342	(3,561)	25,025	131,953
Non-recurring legal costs	14,685	—	15,665	—
Separation related costs	1,455	—	4,792	—
Stock compensation (SFAS 123R)	4,482	4,171	15,024	9,250
Minority interests	—	—	—	11,383
Amortization of purchased product rights	2,538	2,538	7,614	2,538

Adjusted net income	$23,138	$16,705	$93,957	$79,778

Adjusted net income per diluted share	$0.15	$0.10	$0.58	$0.50

Weighted - average common shares outstanding diluted	159,458	159,968	160,659	158,755

Reported net income (loss) per diluted share	$(0.05)	$0.08	$0.16	$(0.47)
Merger related items
In-process Research and Development charge	—	—	—	0.67
Sale of inventory written up to fair-market value	—	0.03	—	0.08
Intangible amortization	0.05	0.04	0.16	0.10
Other merger related costs	—	0.01	—	0.10
Merger related income tax benefit	—	(0.11)	—	(0.11)

Total merger related costs	0.05	(0.03)	0.16	0.83
Non-recurring legal costs	0.09	—	0.10	—
Separation related costs	0.01	—	0.03	—
Stock compensation (SFAS 123R)	0.03	0.03	0.08	0.05
Minority interests	—	—	—	0.07
Amortization of purchased product rights	0.02	0.02	0.05	0.02

Adjusted net income per diluted share	$0.15	$0.10	$0.58	$0.50

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Abraxis BioScience, Inc.

GAAP to Adjusted Pretax Income Reconciliation

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Reported pretax income (loss)	$(9,509)	$21,453	$40,151	$(74,432)
Pretax merger related items
In-process Research and Development charge	—	—	—	105,777
Sale of inventory written up to fair-market value	—	4,680	—	12,480
Intangible amortization	13,509	13,508	40,527	24,766
Other merger related costs	—	2,108	—	26,375

Total pretax merger related costs	13,509	20,296	40,527	169,398
Non-recurring legal costs	23,781	—	25,369	—
Separation related costs	2,357	—	7,760	—
Stock compensation (SFAS 123R)	7,259	6,755	24,330	14,980
Minority interests	—	—	—	11,383
Amortization of purchased product rights	4,110	4,110	12,330	4,110

Adjusted pretax income	$41,507	$52,614	$150,467	$125,439

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Abraxis BioScience, Inc.

Reconciliation of Net Income to Adjusted EBITDA

Three months ended September 30, 2007 and 2006

(unaudited, in thousands)

We define Adjusted EBITDA as net income, excluding the impact of depreciation and amortization, interest expense net of interest income and other income, income tax expense, stock-based compensation expense, merger costs, merger related in-process research and development charge, separation related costs, non-recurring legal costs, minority interests, equity interests in Drug Source Company, LLC and pre-launch costs associated with Puerto Rico manufacturing facility. We use adjusted EBITDA to provide meaningful supplemental information to investors in understanding the underlying operating performance of the business and facilitate additional analysis by investors. We believe that Adjusted EBITDA can assist management and investors in assessing the financial operating performance and underlying strength of our core business. Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income (loss)	$(8,364)	$13,557	$25,837	$(75,346)
Depreciation and amortization	26,191	27,593	75,083	56,531
Interest expense (net of interest and other income)	2,834	3,639	10,481	6,354
Income tax (benefit) expense	(1,145)	7,896	14,314	914
In-process research and development charge (1)	—	—	—	105,777
Stock-based compensation expense (2)	7,259	6,755	24,330	23,979
Non-recurring legal costs (3)	23,781	—	25,369	—
Merger costs (1)	—	2,108	—	26,375
Separation related costs (4)	2,357	—	7,760	—
Puerto Rico pre-launch costs (5)	6,083	4,094	18,179	6,881
Minority interests	—	—	—	(11,383)
Equity in net income of Drug Source Company	(629)	(1,242)	(2,300)	(2,025)

Adjusted EBITDA	$58,367	$64,400	$199,053	$138,057

(1)	Represents one-time costs, not including amortization, associated with the 2006 merger.

(2)	Amounts included in stock compensation expense could be settled in cash.

(3)	Includes capital contribution and reimbursed costs.

(4)	Represents separation related costs associated with separating the proprietary business from the hospital-based business.

(5)	Represents pre-launch costs associated with Puerto Rico manufacturing facility acquired in March 2007.

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Abraxis BioScience, Inc.

Consolidated Statements of Operating Highlights By Segment

Three months ended September 30, 2007 and 2006

(unaudited, in thousands)

The company is comprised of Abraxis Pharmaceutical Products, Abraxis Oncology and Abraxis Research. Beginning in the fourth quarter of 2006, we re-aligned our segment presentation to better reflect how the business is managed. We operate in two business segments: Abraxis BioScience (ABI), representing the combined operations of Abraxis Oncology and Abraxis Research; and Abraxis Pharmaceutical Products (APP), representing the hospital-based operations. ABI focuses primarily on our internally developed proprietary product Abraxane and our proprietary pipeline. APP manufactures and markets one of the broadest portfolio of injectable drugs, including oncology, critical care and anti-infectives, and markets our proprietary anesthetic/analgesic products. Prior period’s segment information has been reclassified to conform with the current period presentation. Information regarding these two segments is summarized below.

	Segment		Unallocated Costs(1)	Total
	APP	ABI
Three months ended September 30, 2007
Hospital-based products	$153,179	$451	$—	$153,630
Abraxane revenue	—	86,368	—	86,368
Research revenue and other	—	972	—	972

Total revenue	153,179	87,791	—	240,970
Cost of sales	80,295	11,468	4,841	96,604

Gross profit	72,884	76,323	(4,841)	144,366
Percent to total revenue	47.6%	86.9%		59.9%
Operating expenses:
Research and development	10,630	27,093	2,396	40,119
Selling and marketing	4,334	35,657	—	39,991
Equity (income) in Drug Source Company	—	(629)	—	(629)

Total operating expenses	14,964	62,121	2,396	79,481

Pretax segment operating income (2)	$57,920	$14,202	$(7,237)	$64,885

Percent to total revenue	37.8%	16.2%		26.9%
Three months ended September 30, 2006
Hospital-based products	$149,768	$283	$—	$150,051
Abraxane revenue	—	52,320	—	52,320
Research revenue	—	773	—	773

Total revenue	149,768	53,376	—	203,144
Cost of sales	67,886	7,751	9,776	85,413

Gross profit	81,882	45,625	(9,776)	117,731
Percent to total revenue	54.7%	85.5%		58.0%
Operating expenses:
Research and development	7,934	12,263	1,736	21,933
Selling and marketing	3,482	29,956	—	33,438
Equity (income) loss in Drug Source Company	—	(1,242)	—	(1,242)

Total operating expenses	11,416	40,977	1,736	54,129

Pretax segment operating income (2)	$70,466	$4,648	$(11,512)	$63,602

Percent to total revenue	47.1%	8.7%		31.3%

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Abraxis BioScience, Inc.

Consolidated Statements of Operating Highlights By Segment (continued)

Nine months ended September 30, 2007 and 2006

(unaudited, in thousands)

	Segment		Unallocated Costs(1)	Total
	APP	ABI
Nine months ended September 30, 2007
Hospital-based products	$452,773	$1,366	$—	$454,139
Abraxane revenue	—	235,919	—	235,919
Research revenue and other	—	5,617	—	5,617

Total revenue	452,773	242,902	—	695,675
Cost of sales	224,674	25,098	14,596	264,368

Gross profit	228,099	217,804	(14,596)	431,307
Percent to total revenue	50.4%	89.7%		62.0%
Operating expenses:
Research and development	33,705	55,698	8,238	97,641
Selling and marketing	12,106	103,757	—	115,863
Equity (income) in Drug Source Company	—	(2,300)	—	(2,300)

Total operating expenses	45,811	157,155	8,238	211,204

Pretax segment operating income (2)	$182,288	$60,649	$(22,834)	$220,103

Percent to total revenue	40.3%	25.0%		31.6%
Nine months ended September 30, 2006
Hospital-based products	$383,495	$777	$—	$384,272
Abraxane revenue		118,763	—	118,763
Research revenue		5,376	—	5,376

Total revenue	383,495	124,916	—	508,411
Cost of sales	173,998	18,082	19,090	211,170

Gross profit	209,497	106,834	(19,090)	297,241
Percent to total revenue	54.6%	85.5%		58.5%
Operating expenses:
Research and development	17,853	47,317	3,329	68,499
Selling and marketing	10,597	58,491	—	69,088
Equity (income) in Drug Source Company	—	(2,025)	—	(2,025)

Total operating expenses	28,450	103,783	3,329	135,562

Pretax segment operating income (2)	$181,047	$3,051	$(22,419)	$161,679

Percent to total revenue	47.2%	2.4%		31.8%

(1)

Segment costs not allocated for the three months ended September 30, 2007 included $4.1 million for the amortization of the purchase price for acquired products and $0.7 million of stock compensation expense, both included in cost of sales, and $2.4 million of stock compensation expense included in research and development. For the three months ended September 30, 2006, $4.1 million of purchase price amortization for acquired products, $4.7 million of inventory step-up amortization and $1.0 million of stock compensation expense was not allocated in cost of sales and $1.7 million of stock compensation expense was not allocated to research and development. Segment costs not allocated for the nine months ended September 30, 2007 included $12.3 million for the amortization of the purchase price for acquired products and $2.3 million of stock compensation expense, both included in cost of sales, and $8.2 million of stock compensation expense included in research and development. For the nine months ended September 30, 2006, $12.5 million of inventory setup amortization, $4.1 million of purchase price amortization for acquired products and $2.5 million of stock compensation expense was not allocated in cost of sales and $3.3 million of stock compensation expense was not allocated to research and development. Additionally, depreciation and amortization expense, capital expenditures and long lived assets related to corporate activities were not allocated to the segments.

(2)

General and administrative expense, merger related costs and amortization, interest income, interest expense and other, minority interest and income tax expense were not allocated to the segments. See “Reconciliation of Operating Income By Segment to Consolidated Statements of Operation” included herein.

Page 14 – Abraxis 2007 Third Quarter Financial Results

Abraxis BioScience, Inc.

Reconciliation of Operating Income by Segment to Consolidated Statements of Operation

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Segment operating income from above:
APP segment	$57,920	$70,466	$182,288	$181,047
ABI segment	14,202	4,648	60,649	3,051
Segment costs not allocated	(7,237)	(11,512)	(22,834)	(22,419)

	64,885	63,602	220,103	161,679
General and administrative expense	(55,694)	(22,894)	(121,184)	(61,456)
Amortization of merger related intangibles	(13,509)	(13,508)	(40,527)	(24,766)
Merger-related in-process research and development charge	—	—	—	(105,777)
Other merger related costs	—	(2,108)	—	(26,375)
Separation related costs	(2,357)	—	(7,760)	—

Income (loss) from operations	(6,675)	25,092	50,632	(56,695)
Interest expense	(3,881)	(4,686)	(12,854)	(9,741)
Interest income and other	1,047	1,047	2,373	3,387
Minority interests	—	—	—	(11,383)
Income tax expense	1,145	(7,896)	(14,314)	(914)

Net income (loss)	$(8,364)	$13,557	$25,837	$(75,346)

Page 15 – Abraxis 2007 Third Quarter Financial Results

Abraxis BioScience, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,020	$39,297
Accounts receivable, net of allowances for doubtful accounts	97,594	84,684
Inventories	228,910	218,280
Prepaid expenses and other current assets	22,520	15,570
Deferred income taxes	85,222	27,168

Total current assets	468,266	384,999
Property, plant and equipment, net	274,508	217,819
Investment in Drug Source Company, LLC	8,440	5,504
Intangible assets, net of accumulated amortization	686,048	738,440
Goodwill	401,600	401,600
Other non-current assets, net of accumulated amortization	25,886	25,359

Total assets	$1,864,748	$1,773,721

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$73,144	$65,471
Accrued liabilities	86,980	61,428
Income tax payable	5,711	80,054
Deferred revenue	39,225	39,225
Minimum royalties payable	25	1,017
Notes payable	—	72,248

Total current liabilities	205,085	319,443

Long-term debt	285,000	165,000
Deferred income taxes, non-current	131,895	90,776
Long-term portion of deferred revenue	128,753	158,135
Other non-current liabilities	6,447	7,006

Total liabilities	757,180	740,360
Stockholders’ equity:
Common stock	167	166
Additional paid-in capital	1,131,551	1,085,196
Retained earnings	29,905	4,483
Accumulated other comprehensive income	3,686	1,257
Less treasury stock	(57,741)	(57,741)

Total stockholders’ equity	1,107,568	1,033,361

Total liabilities and stockholders’ equity	$1,864,748	$1,773,721